Exhibit 99.1

Monogram Residential Trust, Inc. Announces Development of Luxury Multifamily Community in Southern California

PLANO, Texas — August 12, 2014 — Monogram Residential Trust, Inc. (“Monogram”) announced today that it has completed the acquisition of land five miles east of the Pacific Ocean in Huntington Beach, CA, for the development of a new multifamily community.

Equity capital for the construction of the development, currently known as Edinger at Huntington Beach, will be provided by Monogram and by Monogram Residential Master Partnership I LP, which is a joint venture between Monogram and PGGM Private Real Estate Fund, a real estate investment vehicle for Dutch pension funds.  KNR Huntington Beach will serve as the developer and a joint venture partner in the development.

The development project is located at the major intersection of Edinger Avenue and Gothard Street at 7280 Edinger Avenue. When the project is completed in late 2017, it will offer 510 luxury apartment homes. Approximately half of the units will be one-bedroom, one-bath apartments.  Other floor plans will offer two or three bedrooms and two baths. Unit sizes will range from 601 to 1,542 square feet.

“We are excited to be working with KNR Huntington Beach to expand our portfolio in one of our key markets, southern California,” said Mark Alfieri, CEO of Monogram. “We expect Edinger at Huntington Beach to appeal to residents who are looking for a ‘tailored living’ experience, delivering unique, upscale units and amenities.”

“We look forward to designing and building this high-quality apartment community in an area where it has traditionally been very difficult to build apartments.” said Neil Brown, principal of KNR Huntington Beach and the former chief development officer for Archstone. “We are excited about working again with Monogram’s team on another unique project.”

Edinger at Huntington Beach’s residents will enjoy luxurious amenities including a resort-style swimming pool and spa, enclosed courtyards, 24-hour fitness center, business center, group seating areas around fire pits, outdoor media lounge and electronic vehicle charging stations. Units will feature nine-foot ceilings, quartz countertops, stainless steel appliances, walk-in closets, simulated hardwood floors and full-size washers and dryers.

The property is within walking distance of the Bella Terra Mall which offers 800,000 square feet of retail.  Retailers at Bella Terra include Whole Foods, Costco, Barnes & Noble and numerous other retail and restaurant options.

Within 10 miles of the development site, there is over 40 million square feet of office space, thus creating a reasonable and easy commute for potential residents. Residents commuting to other areas of Southern California will have convenient access to major traffic arteries, such as the San Diego Freeway (I-405), which provides access to job centers and entertainment/shopping opportunities in Los Angeles County and central/south Orange County. Additionally, the Golden West Transportation Center, located one block from the property, is targeted as a future light rail hub.

About Monogram Residential Trust, Inc.

Monogram Residential Trust, Inc. (“Monogram”), is a Plano, Texas-based real estate investment trust that invests in, develops and operates high quality multifamily communities offering location and lifestyle amenities. Monogram invests in stabilized operating properties and properties in various phases of development, with a focus on communities located in the top 50 Metropolitan Statistical Areas of the United States. Monogram’s portfolio includes investments in 56 multifamily communities in 12 states comprising 16,306 apartment homes.

About KNR Huntington Beach

KNR Huntington Beach is a multifamily development partnership with offices in Irvine, California, and Atlanta, Georgia formed by three former Archstone senior executives shortly after the acquisition of Archstone by Equity Residential and AvalonBay in February 2013. Neil Brown, former chief development officer for Archstone; Rick Lamprecht, former executive vice president of development for Archstone’s West Region; and Ken Keefe, former group vice president of development for Archstone established a partnership that will focus on developing apartment communities in select markets in California.

Forward-Looking Statements

This release contains forward-looking statements relating to the business and financial outlook of Monogram that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Monogram’s Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent Quarterly Reports on Form 10-Q. Forward-looking statements in this release speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Media Contact

Whitney Black, Edelman on behalf of Monogram

Whitney.Black@edelman.com

(214) 443-7553

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